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                                                               EXHIBIT 10.9.26
H.F. AHMANSON & COMPANY                                         MARCH 21, 1995
EXECUTIVE SHORT-TERM INCENTIVE PLAN                                     PAGE 1
-----------------------------------

                          PLAN OVERVIEW
                          -------------
                          The plan offers participants the opportunity to earn an annual cash bonus based on Company performance during each plan year (i.e., the four quarters ending on December 31 of each year). Participation in the plan is limited to key management employees of the Company and its subsidiaries (as determined by the Compensation Committee of the Board of Directors). The plan permits awards intended to qualify for the performance-based compensation exclusion from the $1 million limitation of deductible compensation under Internal Revenue Code Section 162(m) ("tax qualified awards") and awards that do not so qualify.

                          Each participant's award opportunity is based upon the Company's performance in terms of objective, quantifiable measures. Such measures and the relationship between maximum awards and performance will be determined by the Compensation Committee prior to the beginning of each plan year unless otherwise permitted by proposed or final federal tax regulations. Performance measures determined by the Compensation Committee may include any or all of the following performance criteria or any component thereof: earnings per share (EPS), return on assets
                          (ROA), return on equity (ROE), general and administrative expenses, market penetration, stockholder return, cash flow, debt reduction, net income, control over nonperforming assets, control over interest margins, government regulatory ratings, customer satisfaction and implementation of strategies for cost reduction, income generation and/or market penetration. Until further action of the Compensation Committee, the performance measures and the relationship between maximum awards and performance will be as set forth below in this plan. Awards that are not tax qualified awards may be based not only on the foregoing performance criteria, but also on any other criteria related to performance selected by the Compensation Committee.

                          Awards earned on the basis of Company performance may be varied (but tax qualified awards may not be increased) at the discretion of the Compensation Committee based on the Committee's assessment of a participant's individual performance for the plan year and other factors.

                          AWARD OPPORTUNITY
                          -----------------

TARGET AWARDS             Each participant is assigned a target award
                          opportunity (i.e., the award level consistent with
                          the Company achieving good performance) expressed as
                          a percentage of the participant's annual base salary
                          in accordance with the following guidelines:
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H.F. AHMANSON & COMPANY                                         MARCH 21, 1995
EXECUTIVE SHORT-TERM INCENTIVE PLAN                                     PAGE 2
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                            TARGET AWARD GUIDELINES

                                                       TARGET AWARD AS A
                                 GRADE LEVEL        PERCENT OF BASE SALARY
                                 -----------        ----------------------
                                    67                       80.0%
                                    65                       70.0%
                                    60-64                    55.0%
                                    58-59                    45.0%
                                    53-57                    30.0%
                                    51-52                    20.0%
                                    48-50                    12.5%

                          Participants in a grade designated with a "T" will participate at the next lower target award level. Until further action by the Compensation Committee, awards for grade levels 63 and higher shall be tax qualified awards, and all other awards shall not be tax qualified.

DEFINITION OF             The salary used to determine earned awards will be
BASE SALARY               the participant's annual base salary rate in effect
                          as of the last day of the plan year (i.e., December
                          31).

RANGE OF AWARD            The actual size of a participant's earned tax
OPPORTUNITY               qualified award may vary from 0% to 200% of the
                          target award according to the level of Company performance; provided that in no event shall any award exceed $2,000,000 for any plan year.

                          DETERMINATION OF AWARDS
                          -----------------------

AWARDS Until further action by the Compensation Committee, awards for each plan year will be based on the Company's EPS performance compared to budget for that year. The maximum available tax qualified award for each participant will be equal to the participant's target award multiplied by the payout percentage determined by the following payout/performance table:
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H.F. AHMANSON & COMPANY                                         MARCH 21, 1995
EXECUTIVE SHORT-TERM INCENTIVE PLAN                                     PAGE 3
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                            PAYOUT/PERFORMANCE TABLE

                             EPS PERFORMANCE        MAXIMUM PAYOUT AS
                              VERSUS BUDGET        A PERCENT OF TARGET
                             ---------------       -------------------
                             130% or More                 200%
                                     115%                 150%
                                     100%                 100%
                                      50%                  25%
                                Below 50%                   0%

                          The award opportunity for performance between the discrete points in the above table will be interpolated on a linear basis. For example, EPS performance equal to 110% of budget will result in a maximum potential award equal to 133 1/3% of the target award.

                          EXAMPLE. Assume that Company EPS performance for fiscal 1995 equals 90% of budget. A participant with a target award of 45% of salary would be eligible to receive a maximum tax qualified award (subject to downward adjustment by the Compensation Committee) of 38.25% of salary (i.e., 85% X 45%).

POSSIBLE DOWNWARD         Awards determined from the above Payout/Performance
ADJUSTMENT                table may be varied (but tax qualified awards may not
                          be increased) at the discretion of the Compensation
                          Committee based upon the Committee's assessment of a participant's individual performance for the plan year, the performance for the plan year of the business unit or organizational area of the Company that directly employs the participant, and the performance for the plan year of the Company in areas not adequately reflected in the objective performance criteria. In addition, regardless of Company performance, no participant will be eligible to receive an award payment for a plan year unless the participant's individual performance for the plan year is considered satisfactory by the Compensation
                          Committee.

                          The Compensation Committee may in its discretion determine not to pay awards under the plan if Home Savings of America's core capital as a percent of total assets as of the end of the plan year falls below the level mandated in Section 301 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
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H.F. AHMANSON & COMPANY                                         MARCH 21, 1995
EXECUTIVE SHORT-TERM INCENTIVE PLAN                                     PAGE 4
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                          OTHER PROVISIONS
                          ----------------

PAYMENT OF                Awards earned under the plan normally will be paid in
EARNED AWARDS             cash as soon as possible following written
                          certification by the Compensation Committee of the Company's actual performance against the objective performance criteria established by the Committee for the plan year. The Compensation Committee reserves the right, in its sole discretion, to pay all or part of any awards earned under the plan in the form of nonqualified stock options, with such options granted under the terms and conditions of the Company's 1993
                          Stock Incentive Plan. In the event that any payment under the plan is made in stock options, amounts earned under the plan will be converted into stock options of approximately equivalent value based on a generally-accepted stock option valuation model approved by the Committee.

NEW HIRES/                Individuals hired or promoted during a plan year into
CHANGES IN                a position that would qualify for participation in
RESPONSIBILITY            the plan may be added to the plan at any time at the
                          discretion of the Compensation Committee.

                          New participants added to the plan during a plan year will be eligible to receive a pro-rata award for the plan year, provided that the individual participates in the plan for at least three months during the plan year. Awards for individuals moved into positions eligible for higher or lower award levels will be prorated based on time employed in each position during the plan year. Pro-rata awards will be determined based on the number of full weeks that an individual participates in the plan during the plan year, divided by 52.

TERMINATION OF            If a participant's employment with the Company
EMPLOYMENT                terminates for any reason other than death, permanent
                          disability or normal retirement prior to the payment of awards for a plan year, the participant will be ineligible to receive an award for that plan year.
                          In the event that a participant's employment with the Company terminates for reason of death, permanent disability or normal retirement prior to the payment of awards for a plan year, the participant, or in the event of death, the participant's heirs, will receive, at minimum, a pro-rata award for the plan year. Pro-rata awards for this purpose also will be determined based on the number of full weeks that an individual participates in the plan during the plan year, divided by 52.

                          Awards for individuals who terminate employment with
                          the Company for any reason during a plan year will be
                          paid (if an award is otherwise payable under the
                          plan) at the same time that awards are paid to other
                          participants in the plan.  For purposes of the plan,
                          normal retirement refers to retirement at or after
                          age 65 in accordance the Company's executive
                          retirement policies and program.
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H.F. AHMANSON & COMPANY                                         MARCH 21, 1995
EXECUTIVE SHORT-TERM INCENTIVE PLAN                                     PAGE 5
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ADMINISTRATION            The Compensation Committee shall administer this plan
AND INTERPRETATION        and shall decide all questions arising in the
                          administration, interpretation and application of the plan, including all questions of awards and payments.
                          The decision of the Committee shall be conclusive and binding on all parties, providing that the Committee acted in good faith.

                          It is the intent of the Company that this plan and tax qualified awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees (within the meaning of IRC section 162(m)), the applicable requirements of section 162(m), so that the Company's tax deduction for remuneration in respect of a tax qualified award for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such section. If any provision of this plan or of a tax qualified award would otherwise frustrate or conflict with the intent expressed herein, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provisions shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted so as to preclude a participant who is or may be a Covered Employee from receiving an award that is not a tax qualified award.

TRANSITION FROM           This plan, as amended, is effective as of January 1,
EXISTING PLAN             1996 and supersedes the Company's existing Executive
                          Short-Term Incentive Plan.

AMENDMENT                 Either the Compensation Committee or the Board of
                          Directors may at any time amend, suspend, or discontinue the plan, in whole or in part. However, no such action may, without the approval of stockholders of the Company, be effective with respect to any tax qualified award to any Covered
                          Employee if such approval is required by IRC section
                          162(m)(4)(C).